Exhibit 99.1

AITX’s Subsidiary, Robotic Assistance Devices, Books Multiple AVA Expansion Order and Provides Update on Two Major Pilot Programs

Detroit, Michigan, May 30, 2023 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), today announced that it has booked an expansion order for 4 AVA autonomous access control security robots. This order is being facilitated through one of RAD’s largest authorized dealers.

Although not named due to confidentiality agreements, the Company indicated that the end-user is a top ranked global distribution and supply chain company with over 50 distribution centers. This end-user client has previously purchased 2 AVA devices as announced in a press release dated July 25, 2022. The client is expected to deploy 2 AVA units each at 2 of their nationwide distribution centers. The AVA units are to provide secure access control where previously manned security guards were stationed at the centers’ entry gates.

RAD also provided an update on 2 large pilot programs that are expected to conclude over the next few weeks.

●	RAD ROSA devices have been evaluated at a large, big box retailer with more than 50 distribution centers throughout the United States to serve over 1,000 stores. If the retailer proceeds with an order, RAD anticipates the client initially deploying up to 10 ROSA devices each at 2 of the client’s larger distribution centers. This opportunity is being facilitated through one of RAD’s largest authorized dealers.

●	ROSA and RIO are being tested at a prominent shipping and transportation company with over 250 distribution centers throughout the United States. Upon successful completion of the pilot program, the Company anticipates up to 87 ROSA or RIO devices to be deployed by the client in the first year of rollout. This opportunity is being supported by RAD directly.

“It feels so rewarding when our solutions far exceed the clients’ expectations,” said Steve Reinharz, CEO of AITX and RAD. “Since our beginning, we’ve made some rather bold claims about our devices’ expected performance and cost savings. We love it when the clients begin to see the savings in real dollars, while at the same time their security profile improves. That’s the perfect scenario that these clients are experiencing right now.”

“Large organizations often request a pilot program, or what’s referred to as a ‘proof of concept’ program, before they can broadly purchase and deploy,” said Mark Folmer, CPP, PSP, FSyI, President of RAD. “Advanced technology like ours is new and it often takes time for clients to become comfortable with deploying a robot instead of budgeting for more manpower. These pilot programs can often take months to establish, conduct then conclude. We enjoy sharing our confidence in the solutions and watching how the clients evolve from curious skeptics to inevitable advocates.”

The Company stated that the 4 AVA units are expected to be shipped and be deployed later this summer, upon final processing of the received orders.

AVA (Autonomous Verified Access) is a compact and stanchion mountable unit that provides an edge-to-edge 180° field of vision with advanced access control over gates and other controlled points of entry. AVA takes full advantage of the RAD Software Suite providing an ideal solution for logistics and distribution centers, storage yards, parking structures and lots, corporate campuses; anywhere that increased visibility is needed at a fraction of the cost. At ISC West 2022, AVA was named a winner of the SIA New Products and Solutions Awards in the category of Access Control Software, Hardware, Devices and Peripherals.

ROSA is a multiple award-winning, compact, self-contained, portable, security and communication solution that can be installed and activated in about 15 minutes. Like other RAD solutions, it only requires power as it includes all necessary communications hardware. ROSA’s AI-driven security analytics include human, firearm, vehicle detection, license plate recognition, responsive digital signage and audio messaging, and complete integration with RAD’s software suite notification and autonomous response library. Two-way communication is optimized for cellular, including live video from ROSA’s dual high-resolution, full-color, always-on cameras. RAD has published three Case Studies detailing how ROSA has helped eliminate instances of theft, trespassing and loitering at car rental locations and construction sites across the country.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers this tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.stevereinharz.com, www.radsecurity.com, www.radgroup.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

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Steve Reinharz

949-636-7060
@SteveReinharz